Exhibit 10.27

BEAZER HOMES USA, INC.
2008 DEFERRED COMPENSATION PLAN
(Amended and Restated Effective January 1, 2008)

WHEREAS, the Company has set forth its desire to establish this Deferred Compensation Plan for a select group of management or highly compensated employees; and

WHEREAS, the Company desires to amend and restate this Plan in order to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”);

NOW, THEREFORE, as of the effective date set forth herein, this Plan is hereby amended and restated in its entirety to read as follows, provided that (i) no provision of this Plan shall cause the loss of grandfathering treatment under Code section 409A for any amounts that are attributable to compensation that was vested and deferred on or before December 31, 2004, and (ii) the Company shall have complete discretion to interpret and construe the Plan and any associated documents in any manner that establishes an exemption from or otherwise conforms to the requirements of Section 409A.

ARTICLE I

DEFINITIONS

1.1           Definitions.

Whenever the following words and phrases are used in this Plan, with the first letter capitalized, they shall have the meanings specified below.

(a)           "Account" or "Accounts" shall mean all of such accounts as are specifically authorized for inclusion in this Plan.

(b)           "Base Salary" shall mean a Participant's annual base salary, including Severance Pay and refunded 401(k) contributions, but excluding bonus, commissions, incentive and all other remuneration for services rendered to Company and prior to reduction for any salary contributions to a plan established pursuant to Section 125 of the Code or qualified pursuant to Section 401(k) of the Code.

(c)           "Beneficiary" or "Beneficiaries" shall mean the person or persons, including a trustee, personal representative or other fiduciary, last designated in writing by a Participant in accordance with procedures established by the Committee to receive the benefits specified hereunder in the event of the Participant's death.  No beneficiary designation shall become effective until it is filed with the Committee; provided that a designation that the Committee receives shall be honored and given effect unless the Committee sends the Participant a written notice of its rejection within 10 business days after receipt of the designation.  Any designation shall be revocable at any time through a written instrument filed by the Participant with the Committee with or without the consent of the previous Beneficiary. If a Participant has not made an effective beneficiary designation or the designated beneficiary predeceases the Participant, the duly appointed and currently acting personal representative of the Participant's estate (which shall include either the Participant's probate estate or living trust) shall be the Beneficiary.  In any case where there is no such personal representative of the Participant's estate duly appointed and acting in that capacity within 90 days after the Participant's death (or such extended period as the Committee determines is reasonably necessary to allow such personal representative to be appointed, but not to exceed 180 days after the Participant's death), then Beneficiary shall mean the person or persons who can verify by affidavit or court order to the satisfaction of the Committee that they are legally entitled to receive the benefits specified hereunder.  In the event any amount is payable under the Plan to a minor, payment shall not be made to the minor, but instead be paid (a) to that person's living parent(s) to act as custodian, (b) if that person's parents are then divorced, and one parent is the sole custodial parent, to such custodial parent, or (c) if no parent of that person is then living, to a custodian selected by the Committee to hold the funds for the minor under the Uniform Transfers of Gifts to Minors Act in effect in the jurisdiction in which the minor resides.  If no parent is living and the Committee decides not to select another custodian to hold the funds for the minor, then payment shall be made to the duly appointed and currently acting guardian of the estate for the minor or, if no guardian of the estate for the minor is duly appointed and currently acting within 60 days after the date the amount becomes payable, payment shall be deposited with the court having jurisdiction over the estate of the minor.  Payment by Company pursuant to any unrevoked Beneficiary designation, or to the Participant's estate if no such designation exists, of all benefits owed hereunder shall terminate any and all liability of Company.

(d)           "Board of Directors" or "Board" shall mean the Board of Directors of Company.

(e)           "Bonuses" shall mean the annual or periodic bonuses payable in cash during the Plan Year excepting any cash distributed from the Corporate Management Stock Purchase Program.

(f)           "Change in Control" shall have the following meaning, subject to the Committee’s interpretation of this definition in a manner that conforms with the requirements of Section 409A of the Code and associated regulations:

(i)  The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) more than 50% of either (x) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the total voting power of the then outstanding voting securities of the Company (the “Outstanding Company Voting Securities”);

(ii)  The acquisition by a Person of stock possessing 30% or more of the voting power of the then outstanding voting securities of the Company;

(iii)  A majority of individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) are replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the Incumbent Board before the date of the appointment or election. or

                                                (iv)  Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, resulting in the acquisition assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company immediately before the acquisition.

(g)           "Code" shall mean the Internal Revenue Code of 1986, as amended.

(h)           "Committee" shall mean the Committee appointed by the Board to administer the Plan in accordance with Article VII.

(i)           "Company" shall mean Beazer Homes USA, Inc.

(j)           "Company Contribution Account" shall mean the bookkeeping account maintained by Company for each Participant that is credited with an amount equal to the Company Discretionary Contribution Amount, if any, and Company Matching Contribution Amount, if any, and earnings and losses on such amounts pursuant to Section 4.2.

(k)           "Company Discretionary Contribution Amount" shall mean such discretionary amount if contributed by the Company for each Participant for a Plan Year.  Such amount may differ from Participant to Participant both in amount, including no contribution, and as a percentage of Compensation.

(l)           "Company Matching Contribution Amount" shall mean such amount if contributed by the Company for each Participant for a Plan Year. Such amount may differ from Participant to Participant both in amount, including no contribution, and as a percentage of Compensation.

(m)           "Compensation" shall be Base Salary and Bonuses.

(n)           "Deferral Account" shall mean the bookkeeping account maintained by the Committee for each Participant that is credited with amounts equal to (1) the portion of the Participant's Compensation that he or she elects to defer, and (2) earnings and losses pursuant to Section 4.1.

(o)           "Disability" shall mean a Participant’s condition such that he or she is (a) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (b) is, by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident or health plan covering employees of the Participant’s employer.

(p)           "Distributable Amount" shall mean the vested accumulated balance in the Participant's Deferral Account and Company Contribution Account.

(q)           "Early Distribution" shall mean an election by Participant in accordance with Section 6.2 to receive a withdrawal of vested amounts from his or her Deferral Account and Company Contribution Account prior to the time at which such Participant would otherwise be entitled to such amounts.

(r)           "Effective Date" shall be January 1, 2008 with respect to this amendment and restatement, with the Plan being initially effective January 1, 2002.

(s)           "Eligible Employee" shall include only Employees designated by the Committee to participate in the Plan.

(t)           “Employee” shall mean any person whom the Company or any member of its controlled group (within the meaning of Section 414(b) or (c) of the Code) treats as an employee for purposes of federal income tax withholding, regardless of whether or not the person would be treated as an employee under applicable common law.

(u)           "Fund" or "Funds" shall mean one or more of the investment funds selected by the Committee pursuant to Section 3.2(b).

(v)           “Grandfathered Amounts” shall mean the portion of a Participant’s Account that is attributable to amounts deferred and vested before January 1, 2005.

(w)           "Hardship Distribution" shall mean a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s beneficiary, or the Participant’s Dependent (as defined in Section 152, without regard to section 152(b)(1), (b)(2), and (d)(1)(B)) of the Code); loss of a Participant's property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or other similar or extraordinary and unforseeable circumstances arising as a result of events beyond the control of the Participant.  For example, the imminent foreclosure of or eviction from the Participant’s primary residence may constitute an unforeseeable emergency.  In addition, the need to pay for medical expenses, including non-refundable deductibles, as well as for the costs of prescription drug medication, may constitute an unforeseeable emergency.  Finally, the need to pay for the funeral expenses of a spouse, a beneficiary, or a dependent (as defined in section 152, without regard to section 152(b)(1), (b)(2), and (d)(1)(B)) may also constitute an unforeseeable emergency.  Except as otherwise provided herein, the purchase of a home and the payment of college tuition are not unforeseeable emergencies.  The circumstances that would constitute an unforseeable emergency will depend upon the facts of each case, but, in any case, a Hardship Distribution may not be made to the extent that such hardship is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Participant's assets, to the extent the liquidation of assets would not itself cause severe financial hardship, or (iii) by cessation of deferrals under this Plan.

(x)           "Initial Election Period" shall mean the 30-day period following the time an employee shall be designated by the Company as an Eligible Employee.

(y)           "Interest Rate" shall mean, for each Fund, an amount equal to the net gain or loss on the assets of such Fund during each month.

(z)           "Participant" shall mean any Eligible Employee who becomes a Participant in this Plan in accordance with Article II.

(aa)           "Payment Date" shall be a date as soon as possible after the end of the Plan Year, but not later than the March 31st following the end of the Plan Year.  A Hardship Distribution shall be paid as soon as administratively practicable.

(bb)           "Plan" shall be this Beazer Homes USA, Inc. Deferred Compensation Plan.

(cc)           "Plan Year" shall be the calendar year.

(dd)           "Scheduled Withdrawal Date" shall mean the distribution date elected by the Participant for an in-service withdrawal of vested amounts from such Accounts deferred in a given Plan Year, and earnings and losses attributable thereto, as set forth on the election form for such Plan Year executed by a Participant in accordance with Article III of the Plan.

(ee)           “Separation from Service” means the Participant’s “separation from service” (within the meaning of Treasury Regulation § 1.409A-1(h)) from the Company and all affiliates for any reason; however, for purposes of this paragraph, the definition of affiliate shall be modified by substituting 50 percent for 80 percent each place it appears in Code Section 1563(a)(1), (2) and (3), for purposes of Code Section 414(b), and each plan it appears in Treasury Regulation § 1.414(c)-2, for purposes of Code Section 414(c).  A Separation of Service will be deemed to occur if the Company and the Participant reasonably anticipate that the Participant shall perform no further services for the Company (whether an employee or an independent contractor) or that the level of bona fide services the Participant will perform in the future (whether as an employee or an independent contractor) will permanently decrease to no more than 20 percent of the average level of bona fide services performed (whether as an employee or independent contractor) over the immediately preceding 36-month period.  A Participant on an authorized, bona fide leave of absence shall experience a Separation from Service on the first day of the seventh (7th) month of such leave, unless the Participant’s right to reemployment with an Employer is provided either by statute or contract.  A leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Company or any of its affiliates.  For purposes of the 36-month period described above, (a) a Participant who is on a paid bona fide leave of absence is treated as providing bona fide services at a level equal to the level of services that the Participant would have been required to perform to receive the compensation paid during the leave of absence, and (b) unpaid bona fide leaves of absence are disregarded.

(ff)           “Severance Pay” shall mean any cash payments that a Participant may become entitled to receive in connection with terminating status as an Employee.

(gg)           “Specified Employee” shall mean a Specified Employee as defined in Section 416(i) of the Code (without regard to paragraph (5) thereof), of the Company or any affiliate during any period when the stock of the Company or its affiliate, as the case may be, is publicly traded on an established securities market or otherwise.  The Committee shall designate in writing any Participant as a Specified Employee prior to the suspension of any payments due a Participant pursuant to Article VI of the Plan.

(hh)           "Trust" shall mean the Beazer Homes USA, Inc. Deferred Compensation Plan Trust.

(ii)           "Trustee" shall mean the trustee of the Trust, and shall refer to the successor of any trustee who resigns or is removed in accordance with the terms of the Trust.

ARTICLE II

PARTICIPATION

An Eligible Employee shall become a Participant in the Plan by completing all election forms that the Committee may require.  Newly hired or promoted employees who are eligible to participate in the Plan will have 30 calendar days from their notification of eligibility date to complete the forms.  Participation in the Plan in one year does not entitle an Eligible Employee to participate in the Plan in future years. The Committee may in its discretion change the criteria for eligibility.

ARTICLE III

DEFERRAL ELECTIONS

3.1           Elections to Defer Compensation.

(a)           Initial Election Period.  Subject to the provisions of Article II, each Participant may elect to defer Compensation by filing with the Committee an election that conforms to the requirements of this Section 3.1, on a form provided by the Committee, no later than the last day of his or her Initial Election Period. Any election pursuant to this Section 3.1 shall be for the remainder of the Plan Year, in the event the Plan Year has commenced.

(b)           General Rule.  The amount of Compensation which a Participant may elect to defer is such Compensation earned after the time at which the Participant elects to defer in accordance with Sections 1.1(w) and 3.1(a) and shall be a flat dollar amount or percentage which shall not exceed fifty percent (50%) of the Participant's Base Salary and seventy-five percent (75%) of the Participant’s Bonuses, provided that the total amount deferred by a Participant shall be limited in any calendar year, if necessary, to satisfy Social Security Tax (including Medicare), income tax and employee benefit plan withholding requirements as determined in the sole and absolute discretion of the Committee.  The minimum contribution which may be made in any Plan Year by a Participant shall not be less than $5,000, provided such minimum contribution can be satisfied from any element of Compensation.

(c)           Duration of Compensation Deferral Election.  A Participant's election to defer Compensation for any Plan Year must be made before the first day of the Plan Year to which the election relates, is to be effective with respect to Compensation received after such deferral election is processed, is irrevocable for the Plan Year, and ceases to be effective at the end of the Plan Year.

(d)           Elections other than Elections during the Initial Election Period.  Subject to the limitations of Section 3.1(b) above, any Participant who has terminated a prior Compensation deferral election and any Eligible Employee who has failed to make an election during the Initial Election Period may elect to defer Compensation, by filing an election, on a form provided by the Committee, to defer Compensation as described in Sections 3.1(b) and 3.1(c) above.  An election to defer Compensation must be filed in a timely manner in accordance with Section 3.1(c), and shall be effective on the first day of the Participant’s taxable year after the Committee receives it.  Additionally, a Participant may increase, decrease or terminate a deferral election with respect to Compensation for any subsequent Plan Year provided that such election must be made at least one year before the Payment Date, such election must not take effect until at least one year after the date on which it is made, and the Payment Date must be delayed for at least an additional five years.

3.2           Investment Elections.

(a)           At the time of making the deferral elections described in Section 3.1, the Participant shall designate, on a form provided by the Committee, the types of investment funds in which the Participant's Account will be deemed to be invested for purposes of determining the amount of earnings to be credited to that Account.  In making the designation pursuant to this Section 3.2, the Participant may specify that all or any multiple of his or her Account be deemed to be invested, in whole percentage increments, in one or more of the types of investment funds provided under the Plan as communicated from time to time by the Committee.  Effective as of the end of any calendar month, a Participant may change the designation made under this Section 3.2 by filing an election, on a form provided by the Committee, by the 25th day of such month.  If a Participant fails to elect a type of fund under this Section 3.2, he or she shall be deemed to have elected the Money Market type of investment fund.

(b)           Although the Participant may designate the type of investments, the Committee shall not be bound by such designation.  The Committee shall select from time to time, in its sole and absolute discretion, commercially available investments of each of the types communicated by the Committee to the Participant pursuant to Section 3.2(a) above to be the Funds.  The Interest Rate of each such commercially available investment fund shall be used to determine the amount of earnings or losses to be credited to Participant's Account under

ARTICLE IV

DEFERRAL ACCOUNTS, COMPANY CONTRIBUTION ACCOUNTS,
AND TRUST FUNDING

4.1           Deferral Accounts.

The Committee shall establish and maintain a Deferral Account for each Participant under the Plan.  Each Participant's Deferral Account shall be further divided into separate subaccounts ("investment fund subaccounts"), each of which corresponds to an investment fund elected by the Participant pursuant to Section 3.2(a).  A Participant's Deferral Account shall be credited as follows:

(a)           On the same business day that the amounts are withheld and deferred from a Participant's Compensation, the Committee shall credit the investment fund subaccounts of the Participant's Deferral Account with an amount equal to the Compensation deferred by the Participant in accordance with the Participant's election under Section 3.2(a); that is, the portion of the Participant's deferred Compensation that the Participant has elected to be deemed to be invested in a certain type of investment fund shall be credited to the corresponding investment fund subaccount;

(b)           Each business day, each investment fund subaccount of a Participant's Deferral Account shall be credited with earnings or losses in an amount equal to that determined by multiplying the balance credited to such investment fund subaccount as of the prior day plus contributions credited that day to the investment fund subaccount by the Interest Rate for the corresponding Fund selected by the Company pursuant to Section 3.2(b).

(c)           All amounts attributed to the deferral of Compensation for a given Plan Year shall be accounted for in a manner which allows separate accounting for the deferral of Compensation and investment gains and losses associated with such Plan Year's deferral of Compensation.

4.2           Company Contribution Account.

The Committee shall establish and maintain a Company Contribution Account for each Participant under the Plan.  Each Participant's Company Contribution Account shall be further divided into separate investment fund subaccounts corresponding to the investment fund elected by the Participant pursuant to Section 3.2(a).  A Participant's Company Contribution Account shall be credited as follows:

(a)           On the fifth business day after a Company Discretionary Contribution Amount or Company Matching Contribution Amount has been made, the Committee shall credit the investment fund subaccounts of the Participant's Company Contribution Account with an amount equal to the Company Discretionary Contribution Amount, if any, and the Company Matching Contribution Account, if any, applicable to that Participant, that is, the proportion of the Company Discretionary Contribution Amount, if any, and Company Matching Contribution Amount, if any, that the Participant has elected to be deemed to be invested in a certain type of investment fund shall be credited to the corresponding investment fund subaccount; and

(b)           Each business day, each investment fund subaccount of a Participant's Company Contribution Account shall be credited with earnings or losses in an amount equal to that determined by multiplying the balance credited to such investment fund subaccount as of the prior day plus contributions credited that day to the investment fund subaccount by the Interest Rate for the corresponding Fund selected by the Company pursuant to Section 3.2(b).

4.3           Trust Funding.

The Company has created a Trust with the Trustee.  The Company shall cause the Trust to be funded as soon as practicable after the end of each pay period, and shall not fund the Trust with assets located outside the United States of America.  The Company shall contribute liquid assets to the Trust in an amount equal to (1) the amount deferred by each Participant; (2) the aggregate amount of Company Discretionary Contribution Amounts; (3) the aggregate amount of Company Matching Contribution Amounts for the Plan Year; and (4) net of any distributions paid pursuant to Article VI.

Although the principal of the Trust and any earnings thereon shall be held separate and apart from other funds of Company and shall be used exclusively for the uses and purposes of Plan Participants and Beneficiaries as set forth therein, neither the Participants nor their Beneficiaries shall have any preferred claim on, or any beneficial ownership in, any assets of the Trust prior to the time such assets are paid to the Participants or Beneficiaries as benefits and all rights created under this Plan shall be unsecured contractual rights of Plan Participants and Beneficiaries against the Company.  Any assets held in the Trust will be subject to the claims of Company's general creditors under federal and state law in the event of insolvency as defined in the Trust.

ARTICLE V

VESTING

A Participant shall be 100% vested in his or her Deferral Account.  A Participant shall be vested in accordance with any schedule that the Committee may establish with respect to any amounts credited to the Participant’s Company Contribution Account; provided that upon the death of a Participant or upon a Change in Control, the Participant shall become 100% vested in his or her Company Contribution Account.

ARTICLE VI

DISTRIBUTIONS

6.1           Distribution of Deferred Compensation and Discretionary Company Contributions.

(a)           Distribution Without Scheduled Withdrawal Date.  In the case of a Participant who incurs a Separation from Service and has a vested Account balance of $50,000 or more, the Distributable Amount shall be paid to the Participant (and after his or her death to his or her Beneficiary) in a lump sum distribution to be made on the Participant's Payment Date.  Subject to Sections 6.1(c), (d), and (e) hereof, an optional form of benefit may be elected by the Participant before the first day of a Plan Year with respect to the contributions (and subsequent earnings or losses) attributable to that Plan Year, on the form provided by Company, from among the following:

(1)          A lump sum distribution to be made on the Participant's Payment Date.

(2)          Substantially equal annual installments over five (5) years beginning on the Participant's Payment Date.

(3)          Substantially equal annual installments over ten (10) years beginning on the Participant's Payment Date.

(4)          Substantially equal annual installments over fifteen (15) years beginning on the Participant’s Payment Date.

Notwithstanding the above, if a Participant’s distribution (instead of account balance) is less than $50,000, payment will be in the form of a lump sum.

With respect to the portion of a Participant’s Account that is attributable to amounts that were deferred before January 1, 2005, a Participant may modify the form of benefit that he or she has previously elected, provided such modification (or initial election if none was made previously) occurs at least one (1) year before the Participant’s Separation from Service. With respect to the portion of a Participant’s Account that is attributable to amounts that were deferred on or after January 1, 2005, a Participant may modify the form of benefit that he or she has previously elected, provided –

(i)         such modification (or initial election if none was made previously) is filed with the Committee at least one (1) year prior to the Participant's Separation from Service;

(ii)        the new election defers the distribution for at least five (5) years from the first date the payment would otherwise have been made pursuant to the initial election; and

(iii)       if made within one (1) year of the Participant’s Separation from Servicee, such a new election shall be invalid

In the case of a Participant incurs a Separation from Service and has a vested Account balance of less than $50,000, the Distributable Amount shall be paid to the Participant (and after his or her death to his or her Beneficiary) in a lump sum distribution on the Participant's Payment Date.  The Participant's Account shall continue to be credited with earnings pursuant to Section 4.1 of the Plan until all amounts credited to his or her Account under the Plan have been distributed.

(b)           Distribution With Scheduled Withdrawal Date.  In the case of a Participant who has elected pursuant to the terms set forth in Section 3.1 a Scheduled Withdrawal Date for a distribution while still in the employ of the Company, such Participant shall receive his or her Distributable Amount in a lump sum (or, if the Distributable Amount is more than $25,000, in annual installments over two, three, four, or five years), but only with respect to those deferrals of Compensation, vested Company Matching Contribution Amounts and vested Company Discretionary Contribution Amounts and earnings on such deferrals of Compensation, Company Matching Contribution Amounts, and Company Discretionary Contribution Amounts as shall have been elected by the Participant to be subject to the Scheduled Withdrawal Date in accordance with Section 1.1(dd) of the Plan.  A Participant's Scheduled Withdrawal Date for Grandfathered Amounts with respect to deferrals of Compensation, Company Matching Contribution Amounts, and Company Discretionary Contribution Amounts from a given Plan Year can be no earlier than two years from the last day of the Plan Year for which the deferrals of Compensation, Company Matching Contribution Amounts and Company Discretionary Contribution Amounts are made, and shall be paid no later than the end of the first quarter following the end of each calendar year for which a distribution is payable pursuant to the Participant’s election.  For Grandfathered Amounts a Participant may extend the Scheduled Withdrawal Date for any Plan Year, provided such extension occurs at least one year before the Scheduled Withdrawal Date and is for a period of not less than two years from the Scheduled Withdrawal Date.  The Participant shall have the right to twice modify any Scheduled Withdrawal Date for Grandfathered Amounts.

(c)           In the event a Participant incurs a Separation from Service with Company prior to a Scheduled Withdrawal Date or while receiving installment payments pursuant to any Scheduled Withdrawal Date, other than by reason of death, the portion of the Participant's Account associated with a Scheduled Withdrawal Date, which has not occurred prior to such termination, shall be distributed in a lump sum on the Participant’s Payment Date for the calendar year in which the Participant’s Separation from Service occurs.

(d)           Distribution for Separation from Service due to Death.  In the case of a Participant who dies while employed by the Company or before receiving a complete distribution of his or her Account, the remaining balance of the Participant’s Account shall be distributed, in a lump sum, as soon as practicable to the Participant’s Beneficiary, but not earlier than 90 days following the date of the Participant’s death.   During this 90-day period, the Beneficiary has the right to petition the Committee (subject to approval in the Committee’s sole discretion) to receive Grandfathered Accounts according to a different schedule.

(e)           Distribution for Separation from Service due to Disability.  In the case of a Participant whose employment by the Company terminates due to Disability, the vested balance of the Participant’s Account shall be distributed, in a lump sum, as soon as practicable, provided the payment is made by the later of the end of the Participant’s taxable year or the 15th day of the third month following the date the Participant incurs the disability.    The Company will hold the Participant harmless from any reduction in Company-provided Disability insurance benefits that results from Plan distributions hereunder.

(f)           Discretionary Cash-outs.   If a Participant’s employment terminates for a reason other than the Participant’s death, Disability, or retirement pursuant to any retirement plan that the Company sponsors, the Committee may in its sole discretion unilaterally accelerate any, some, or all payments due hereunder, but only to the extent the payments relate to the portion of the Participant’s Account that is attributable to amounts deferred before January 1, 2005.

(g)           Special Rule for Delayed Distributions. If, at the time of Executive's “separation from service” (within the meaning of Code Section 409A), Executive is a "specified employee" (within the meaning of Code Section 409A), the Company will not pay or provide any "Specified Benefits" (as defined herein) until after the end of the sixth calendar month beginning after Executive’s separation from service (the "409A Suspension Period"). For purposes of this Agreement, "Specified Benefits" are any amounts or benefits that would be subject to Section 409A penalties if the Company were to pay or otherwise settle such amounts or benefits, pursuant to this Agreement, on account of Executive's separation from service. Within 14 calendar days after the end of the 409A Suspension Period, Executive shall be paid a lump sum payment in cash equal to any Specified Benefits delayed because of the preceding sentence, without interest.  Thereafter, Executive shall receive any remaining payments or other benefits as if there had not been an earlier delay.

Specified Employee.

6.2           Early Non-Scheduled Distributions for Pre-2005 Deferrals.

A Participant shall be permitted to elect an Early Distribution from his or her Account prior to the Payment Date, subject to the following restrictions:

(a)           The election to take an Early Distribution shall be made by filing a form provided by and filed with the Committee prior to the end of any calendar month.

(b)           The amount of the Early Distribution shall equal up to 90% of his or her vested Account balance, and be not less than $25,000 (or, if less, 90% of the Participant’s accumulated vested Account balance).

(c)           The amount described in Section 6.2(b) above shall be paid in a single cash lump sum as soon as practicable after the end of the calendar month in which the Early Distribution election is made.

(d)           If a Participant requests an Early Distribution of his or her entire vested Account, the remaining balance of his or her Account (10% of the Account) shall be permanently forfeited and the Company shall have no obligation to the Participant or his Beneficiary with respect to such forfeited amount.  If a Participant receives an Early Distribution of less than his or her entire vested Account, such Participant shall forfeit 10% of the gross amount to be distributed from the Participant's Account and the Company shall have no obligation to the Participant or his or her Beneficiary with respect to such forfeited amount.

6.3           Hardship Distribution.

A Participant shall be permitted to elect a Hardship Distribution from his or her vested Accounts in accordance with Section 1.1(v) of the Plan prior to the Payment Date, subject to the following restrictions:

(a)           The amount distributed to the Participant may not exceed the amount reasonable necessary to satisfy the emergency need, including amounts necessary to pay any Federal, state, local or foreign income taxes or penalties reasonably resulting from the distribution.

(b)           The election to take a Hardship Distribution shall be made by filing a form provided by and filed with Committee prior to the end of any calendar month.

(c)           The Committee shall have made a determination that the requested distribution constitutes a Hardship Distribution in accordance with Section 1.1(w) of the Plan.

(d)           The amount determined by the Committee as a Hardship Distribution shall be paid in a single cash lump sum as soon as practicable after the end of the calendar month in which the Hardship Distribution election is made and approved by the Committee.

(e)

6.4           Inability to Locate Participant.

In the event that the Committee is unable to locate a Participant or Beneficiary within two years following the required Payment Date, the amount allocated to the Participant's Deferral Account shall be forfeited.

ARTICLE VII

ADMINISTRATION

7.1           Committee.

A Committee shall be appointed by, and serve at the pleasure of, the Board of Directors.  The number of members comprising the Committee shall be determined by the Board, which may from time to time vary the number of members.  A member of the Committee may resign by delivering a written notice of resignation to the Board.  The Board may remove any member by delivering a certified copy of its resolution of removal to such member.  Vacancies in the membership of the Committee shall be filled promptly by the Board.

7.2           Committee Action.

The Committee shall act at meetings by affirmative vote of a majority of the members of the Committee.  Any action permitted to be taken at a meeting may be taken without a meeting if, prior to such action, a written consent to the action is signed by all members of the Committee and such written consent is filed with the minutes of the proceedings of the Committee.  A member of the Committee shall not vote or act upon any matter which relates solely to himself or herself as a Participant.  The Chairman or any other member or members of the Committee designated by the Chairman may execute any certificate or other written direction on behalf of the Committee.

7.3           Powers and Duties of the Committee.

The Committee, on behalf of the Participants and their Beneficiaries, shall enforce the Plan in accordance with its terms, shall be charged with the general administration of the Plan, and shall have all powers necessary to accomplish its purposes, including, but not by way of limitation, the following:

(a)           To select the Funds in accordance with Section 3.2(b) hereof;

(b)           To compute and certify to the amount and kind of benefits payable to Participants and their Beneficiaries;

(c)           To maintain all records that may be necessary for the administration of the Plan;

(d)           To provide for the disclosure of all information and the filing or provision of all reports and statements to Participants, Beneficiaries or governmental agencies as shall be required by law;

(e)           To make and publish such rules for the regulation of the Plan and procedures for the administration of the Plan as are not inconsistent with the terms hereof;

(f)           To appoint a Plan administrator or any other agent, and to delegate to them such powers and duties in connection with the administration of the Plan as the Committee may from time to time prescribe; and

(g)           To take all actions necessary for the administration of the Plan.

7.4           Construction and Interpretation.

The Committee shall have full discretion to construe and interpret the terms and provisions of this Plan, which interpretations or construction shall be final and binding on all parties, including but not limited to the Company and any Participant or Beneficiary.  The Committee shall administer such terms and provisions in a uniform and nondiscriminatory manner and in full accordance with any and all laws applicable to the Plan. The Committee shall interpret the terms of the Plan and their intended meanings, shall have the discretion to make any findings of fact needed in the administration of the Plan, and shall have the discretion to interpret or construe ambiguous, unclear or implied (but omitted) terms in any fashion deemed to be appropriate in its sole judgment. The validity of any such finding of fact, interpretation, construction or decision shall not be given de novo review if challenged in court, by arbitration or in any other forum, and shall be upheld unless clearly arbitrary or capricious. To the extent the Committee has been granted discretionary authority under the Plan, the Committee's prior exercise of such authority shall not obligate it to exercise its authority in a like fashion thereafter. If, due to errors in drafting, any Plan provision does not accurately reflect its intended meaning, as demonstrated by consistent interpretations or other evidence of intent, or as determined by the Committee in its sole and exclusive judgment, the provision shall be considered ambiguous and shall be interpreted by the Committee in a fashion consistent with its intent, as determined by the Committee in its sole discretion. The Committee, acting as a non-fiduciary settlor and without the need for the Board's approval, may amend the Plan retroactively to cure any such ambiguity, notwithstanding anything in the Plan to the contrary. This Section may not be invoked by any person to require the Plan to be interpreted in a manner which is inconsistent with its interpretation by the Committee. All actions taken and all determinations made in good faith by the Committee shall be final and binding upon all persons claiming any interest in or under the Plan.

7.5           Information.

To enable the Committee to perform its functions, the Company shall supply full and timely information to the Committee on all matters relating to the Compensation of all Participants, their death or other events which cause termination of their participation in this Plan, and such other pertinent facts as the Committee may require.

7.6           Compensation, Expenses and Indemnity.

(a)           The members of the Committee shall serve without compensation for their services hereunder.

(b)           The Committee is authorized at the expense of the Company to employ such legal counsel as it may deem advisable to assist in the performance of its duties hereunder.  Expenses and fees in connection with the administration of the Plan shall be paid by the Company.

(c)           To the extent permitted by applicable state law, the Company shall indemnify and hold harmless the Committee and each member thereof, the Board of Directors and any delegate of the Committee who is an employee of the Company against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims arising out of their discharge in good faith of responsibilities under or incident to the Plan, other than expenses and liabilities arising out of willful misconduct.  This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company under any bylaw, agreement or otherwise, as such indemnities are permitted under state law.

7.7           Quarterly Statements.

Under procedures established by the Committee, a Participant shall receive a statement with respect to such Participant's Accounts on a quarterly basis. Disputes.

(a)           Claim.

A person who believes that he or she is being denied a benefit to which he or she is entitled under this Plan (hereinafter referred to as "Claimant") must file a written request for such benefit with the Company, setting forth his or her claim.  The request must be addressed to the President of the Company at its then principal place of business.

(b)           Claim Decision.

Upon receipt of a claim, the Company shall advise the Claimant that a reply will be forthcoming within ninety (90) days and shall, in fact, deliver such reply within such period.  The Company may, however, extend the reply period for an additional ninety (90) days for special circumstances.

If the claim is denied in whole or in part, the Company shall inform the Claimant in writing, using language calculated to be understood by the Claimant, setting forth:  (A) the specified reason or reasons for such denial; (B) the specific reference to pertinent provisions of this  Plan on which such denial is based; (C) a description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation of why such material or such information is necessary; (D) appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and (E) the time limits for requesting a review under Section 7.8(c).

(c)           Request For Review.

Within sixty (60) days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Committee review the determination of the Company.  Such request must be addressed to the Secretary of the Company, at its then principal place of business.  The Claimant or his or her duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Committee.  If the Claimant does not request a review within such sixty (60) day period, he or she shall be barred and estopped from challenging the Company's determination.

(d)           Review of Decision.

Within sixty (60) days after the Committee's receipt of a request for review, after considering all materials presented by the Claimant, the Committee will inform the Participant in writing, in a manner calculated to be understood by the Claimant, the decision setting forth the specific reasons for the decision containing specific references to the pertinent provisions of this Plan on which the decision is based.  If special circumstances require that the sixty (60) day time period be extended, the Committee will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review.

ARTICLE VIII

MISCELLANEOUS

8.1           Unsecured General Creditor.

Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interest in any specific property or assets of the Company.  No assets of the Company shall be held in any way as collateral security for the fulfilling of the obligations of the Company under this Plan.  Any and all of the Company's assets shall be, and remain, the general unpledged, unrestricted assets of the Company.  The Company's obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future, and the rights of the Participants and Beneficiaries shall be no greater than those of unsecured general creditors.  It is the intention of the Company that this Plan be unfunded for purposes of the Code and for purposes of Title 1 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

8.2           Restriction Against Assignment.

The Company shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or corporation.  No part of a Participant's Accounts shall be liable for the debts, contracts, or engagements of any Participant, his or her Beneficiary, or successors in interest, nor shall a Participant's Accounts be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, sell, transfer, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever.  If any Participant, Beneficiary or successor in interest is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, commute, assign, pledge, encumber or charge any distribution or payment from the Plan, voluntarily or involuntarily, the Committee, in its discretion, may cancel such distribution or payment (or any part thereof) to or for the benefit of such Participant, Beneficiary or successor in interest in such manner as the Committee shall direct.

8.3           Taxes.

There shall be deducted from each payment made under the Plan or any other Compensation payable to the Participant (or Beneficiary) all taxes which are required to be withheld by the Company in respect to such payment or this Plan.  The Company shall have the right to reduce any payment (or compensation) by the amount of cash sufficient to provide the amount of said taxes.

While the Plan is intended to provide tax deferral for Participants, the Plan is not a guarantee that the intended tax deferral will be achieved.  Participants are solely responsible and liable for the satisfaction of all taxes and penalties that may arise in connection with this Plan (including any taxes arising under Section 409A of the Code).  Neither the Company nor its Affiliates nor any of their directors, officers or employees shall have any obligation to indemnify or otherwise hold any Participant harmless from any such taxes.

The Committee shall have the sole discretion to interpret and apply the requirements of the Code, including Section 409A, for purposes of the Plan and all payments made hereunder.

8.4           Amendment, Modification, Suspension or Termination.

The Committee may amend, modify, suspend or terminate the Plan in whole or in part, except that no amendment, modification, suspension or termination shall have any retroactive effect to reduce any amounts allocated to a Participant's Accounts.  In the event that this Plan is terminated, the amounts allocated to a Participant's Accounts shall be distributed to the Participant or, in the event of his or her death, his or her Beneficiary in a lump sum within ninety (90) days following the date of termination.

8.5           Governing Law.

This Plan shall be construed, governed and administered in accordance with the laws of the State of Georgia, except where pre-empted by federal law.

8.6           Receipt or Release.

Any payment to a Participant or the Participant's Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Committee and the Company.  The Committee may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.

8.7           Payments on Behalf of Persons Under Incapacity.

In the event that any amount becomes payable under the Plan to a person who, in the sole judgment of the Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the Committee may direct that such payment be made to any person found by the Committee, in its sole judgment, to have assumed the care of such person.  Any payment made pursuant to such determination shall constitute a full release and discharge of the Committee and the Company.

8.8           Limitation of Rights and Employment Relationship.

Neither the establishment of the Plan and Trust nor any modification thereof, nor the creating of any fund or account, nor the payment of any benefits shall be construed as giving to any Participant, or Beneficiary or other person any legal or equitable right against the Company or the trustee of the Trust except as provided in the Plan and Trust; and in no event shall the terms of employment of any Employee or Participant be modified or in any way be affected by the provisions of the Plan and Trust.

8.9           Headings.

Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.

IN WITNESS WHEREOF, the Company, by its duly authorized officer, has caused this Plan to be executed, and its corporate seal affixed on this __st day of ________, 200_.

BEAZER HOMES USA, INC.

By

Its

[The Compensation Committee approved this by each member signing a Unanimous Consent from January 7 – January 8, 2008 with an effective date of January 1, 2008.]

BEAZER HOMES USA, INC.
DEFERRED COMPENSATION PLAN

TABLE OF CONTENTS

		Page

ARTICLE I DEFINITIONS		1

1.1	Definitions	1

ARTICLE II PARTICIPATION		6

ARTICLE III DEFERRAL ELECTIONS		6

3.1	Elections to Defer Compensation	6

3.2	Investment Elections	7

ARTICLE IV DEFERRAL ACCOUNTS, COMPANY CONTRIBUTION ACCOUNT, AND
	TRUST
	FUNDING	8

4.1	Deferral Accounts	7

4.2	Company Contribution Account	8

4.3	Trust Funding	8

ARTICLE V VESTING		9

ARTICLE VI DISTRIBUTIONS		9

6.1	Distribution of Deferred Compensation and Discretionary Company Contributions	9

6.2	Early Non-Scheduled Distributions	11

6.3	Hardship Distribution	12

6.4	Inability to Locate Participant	12

ARTICLE VII ADMINISTRATION		12

7.1	Committee	12

7.2	Committee Action	13

7.3	Powers and Duties of the Committee	13

7.4	Construction and Interpretation	13

7.5	Information	14

7.6	Compensation, Expenses and Indemnity	14

7.7	Quarterly Statements	14

ARTICLE VIII MISCELLANEOUS		15

8.1	Unsecured General Creditor	15

8.2	Restriction Against Assignment	16

8.3	Withholding	16

8.4	Amendment, Modification, Suspension or Termination	16

8.5	Governing Law	16

8.6	Receipt or Release	17

8.7	Payments on Behalf of Persons Under Incapacity	17

8.8	Limitation of Rights and Employment Relationship	17

8.9	Headings	17